Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2006

ARCH CAPITAL GROUP LTD. REPORTS 2006 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 27, 2006 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2006 first quarter was $129.6 million, or $1.71 per share, compared to $115.9 million, or $1.57 per share, for the 2005 first quarter. The Company also reported after-tax operating income available to common shareholders of $143.1 million, or $1.89 per share, for the 2006 first quarter, compared to $111.9 million, or $1.51 per share, for the 2005 first quarter. The Company’s after-tax operating income available to common shareholders represented a 22.8% annualized return on average common equity for the 2006 first quarter, compared to 19.8% for the 2005 first quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s book value per common share increased to $34.53 at March 31, 2006 from $33.82 per share at December 31, 2005 (see “Calculation of Book Value Per Common Share” in the Supplemental Financial Information section of this release). Gross and net premiums written for the 2006 first quarter were $1.17 billion and $873.7 million, respectively, compared to $980.7 million and $799.8 million, respectively, for the 2005 first quarter. The Company’s combined ratio was 88.3% for the 2006 first quarter, compared to 88.8% for the 2005 first quarter. All per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results:

	(Unaudited)
	Three Months Ended March 31,
(U.S. dollars in thousands)	2006	2005

Gross premiums written	$1,167,814	$980,692
Net premiums written	873,719	799,801
Net premiums earned	761,601	697,068
Underwriting income	90,228	83,308

Combined ratio	88.3%	88.8%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands, except per share data)	2006	2005

After-tax operating income available to common shareholders	$143,081	$111,935
Net realized gains (losses), net of tax	(2,912)	318
Net foreign exchange gains (losses), net of tax	(10,546)	3,639
Net income available to common shareholders	$129,623	$115,892

Diluted per common share results:
After-tax operating income available to common shareholders	$1.89	$1.51
Net realized gains (losses), net of tax	(0.04)	0.01
Net foreign exchange gains (losses), net of tax	(0.14)	0.05
Net income available to common shareholders	$1.71	$1.57

Weighted average common shares and common share equivalents outstanding – diluted	75,855,309	74,013,546

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 61.5% and an underwriting expense ratio of 26.8% for the 2006 first quarter, compared to a loss ratio of 61.0% and an underwriting expense ratio of 27.8% for the 2005 first quarter. The loss ratio of 61.5% for the 2006 first quarter was comprised of 29.0 points of paid losses, 12.2 points related to reserves for reported losses and 20.3 points related to incurred but not reported reserves. Of the 29.0 points of paid losses during the 2006 first quarter, 5.4 points related to claims resulting from the 2004 and 2005 catastrophic events.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through March 31, 2006.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2006 first quarter was $423.2 million, compared to $327.8 million for the 2005 first quarter. The increase in operating cash flows in the 2006 period was due to growth in premiums written and net investment income, partially offset by a higher level of paid losses as the Company’s insurance and reinsurance loss reserves have continued to mature and due to payments related to the 2004 and 2005 catastrophic events.

Net investment income for the 2006 first quarter increased to $80.3 million from $49.9 million for the 2005 first quarter. The higher level of net investment income in the 2006 first quarter resulted from a higher level of average invested assets in the 2006 period and an increase in the pre-tax investment income yield to 4.3% for the 2006 first quarter, compared to 3.4% for the 2005 first quarter. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at March 31, 2006, December 31, 2005 and March 31, 2005. The average effective duration of the Company’s investment portfolio was reduced to 3.0 years at March 31, 2006, from 3.3 years at December 31, 2005 and 3.8 years at March 31, 2005, while the average yield to maturity (book yield) increased to 4.6% at March 31, 2006, from 4.2% at December 31, 2005 and 3.6% at March 31, 2005.

Net foreign exchange losses for the 2006 first quarter of $10.3 million consisted of net unrealized losses of $7.9 million and net realized losses of $2.4 million, compared to net foreign exchange gains for the 2005 first quarter of $3.2 million, which consisted of net unrealized gains of $2.7 million and net realized gains of $0.5 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. For the 2006 and 2005 first quarters, the net unrealized foreign exchange gains or losses recorded by the Company were largely offset by changes in the value of the Company’s investments held in foreign currencies.

On January 1, 2006, the Company adopted the fair value method of accounting for share-based awards using the modified prospective method of transition as described by FASB Statement No. 123(revised 2004), “Share-Based Payment.” As required by the provisions of SFAS 123(R), the Company recorded after-tax share-based compensation expense related to stock options of $1.1 million, or $0.01 per share, in the 2006 first quarter. Under the modified prospective method of transition, no expense related to stock options was recorded in the 2005 first quarter. For the remaining nine months of 2006, the Company expects to record after-tax share-based compensation expense related to stock options of approximately $4.4 million, or $0.06 per share.

For the 2006 and 2005 first quarters, the effective tax rates on income before income taxes were 7.9% and 7.5%, respectively, and the effective tax rates on pre-tax operating income available to common shareholders were 7.5% and 8.0%, respectively. The reduction in the effective tax rate on pre-tax operating income available to common shareholders in the 2006 first quarter, compared to the 2005 first quarter, resulted from a change in the relative mix of income reported by jurisdiction. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for 2006 will be in the range of 6.5% to 9.5%.

On February 1, 2006, the Company issued in a public offering $200.0 million of its 8.00% series A non-cumulative preferred shares with a liquidation preference of $25.00 per share and received net proceeds of approximately $193.5 million. Dividends, as and if declared by the Company’s board of directors, are payable from the date of original issue on a non-cumulative basis, quarterly in arrears, commencing on May 15, 2006, at an annual rate of 8.00%. The Company declared a dividend on its series A non-cumulative preferred shares and recorded $2.7 million in the 2006 first quarter.

At March 31, 2006, the Company’s capital of $3.05 billion consisted of $300.0 million of senior notes, representing 9.8% of the total, $200.0 million of series A preferred shares, representing 6.6% of the total, and common shareholders’ equity of $2.55 billion, representing the balance. The increase in the Company’s capital during the 2006 first quarter of $269.0 million was primarily attributable to the issuance of series A non-cumulative preferred shares and net income for the 2006 first quarter, partially offset by an after-tax decline in the market value of the Company’s investment portfolio of $67.0 million which was primarily due to an increase in the level of interest rates at March 31, 2006.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, was 1.8 million shares, or 2.5%, higher in the 2006 first quarter than in the 2005 first quarter. The increase was primarily due to increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method and the exercise of stock options. Under the treasury stock method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, April 28, 2006. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on April 28 through midnight Eastern Time on May 28, 2006. A telephone replay of the conference call also will be available beginning on April 28 at 1:00 p.m. Eastern Time until May 5 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 87029197), and international callers should dial 617-801-6888 (passcode 87029197).

Arch Capital Group Ltd., a Bermuda-based company with approximately $3.05 billion in capital at March 31, 2006, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through March 31, 2006;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators; and

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and the Company’s access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2006	2005
Revenues
Net premiums written	$873,719	$799,801
Increase in unearned premiums	(112,118)	(102,733)
Net premiums earned	761,601	697,068
Net investment income	80,326	49,916
Net realized gains (losses)	(3,383)	461
Fee income	1,805	6,112
Total revenues	840,349	753,557

Expenses
Losses and loss adjustment expenses	468,178	425,536
Acquisition expenses	129,672	126,133
Other operating expenses	82,977	74,175
Interest expense	5,555	5,636
Net foreign exchange (gains) losses	10,253	(3,237)
Total expenses	696,635	628,243

Income before income taxes	143,714	125,314

Income tax expense	11,424	9,422

Net Income	132,290	115,892

Preferred dividends	2,667	—

Net income available to common shareholders	$129,623	$115,892

Net income per common share
Basic	$1.78	$3.37
Diluted	$1.71	$1.57

Weighted average common shares and common share equivalents outstanding
Basic (1)	72,899,249	34,364,818
Diluted (1)	75,855,309	74,013,546

(1)          For the 2005 period, basic weighted average common shares and common share equivalents outstanding excluded 37,331,402 series A convertible preference shares. Such shares were included in the diluted weighted average common shares and common share equivalents outstanding. During the 2005 fourth quarter, all remaining series A convertible preference shares were converted into an equal number of common shares.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2006	2005
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2006, $5,488,075; 2005, $5,310,712)	$5,414,156	$5,280,987
Short-term investments available for sale, at fair value (amortized cost: 2006, $1,052,669; 2005, $679,530)	1,052,753	681,887
Short-term investment of funds received under securities lending agreements, at fair value	882,950	893,379
Other investments, at fair value (cost: 2006, $89,100; 2005, $59,839)	102,351	70,233
Cash	247,906	222,477
Total investments and cash	7,700,116	7,148,963

Accrued investment income	59,936	62,196
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	858,283	863,866
Premiums receivable	872,975	672,902
Funds held by reinsureds	131,968	167,739
Unpaid losses and loss adjustment expenses recoverable	1,441,412	1,389,768
Paid losses and loss adjustment expenses recoverable	63,803	80,948
Prepaid reinsurance premiums	376,815	322,435
Deferred income tax assets, net	83,595	71,139
Deferred acquisition costs, net	327,491	317,357
Other assets	444,746	391,123
Total Assets	$12,361,140	$11,488,436

Liabilities
Reserve for losses and loss adjustment expenses	$5,760,939	$5,452,826
Unearned premiums	1,867,250	1,699,691
Reinsurance balances payable	226,892	150,451
Senior notes	300,000	300,000
Deposit accounting liabilities	49,646	43,104
Securities lending collateral	882,950	893,379
Payable for securities purchased	35,690	12,020
Other liabilities	488,219	456,438
Total Liabilities	9,611,586	9,007,909

Commitments and Contingencies

Shareholders’ Equity
Series A non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2006, 8,000,000)	80	—
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2006, 73,827,467; 2005, 73,334,870)	738	733
Additional paid-in capital	1,794,410	1,595,440
Deferred compensation under share award plan	—	(9,646)
Retained earnings	1,030,971	901,348
Accumulated other comprehensive income (loss), net of deferred income tax	(76,645)	(7,348)
Total Shareholders’ Equity	2,749,554	2,480,527
Total Liabilities and Shareholders’ Equity	$12,361,140	$11,488,436

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2006	2005
Series A Convertible Preference Shares
Balance at beginning of year	$—	$373
Converted to common shares	—	(0)
Balance at end of period	—	373

Series A Non-Cumulative Preferred Shares
Balance at beginning of year	—	—
Preferred shares issued	80	—
Balance at end of period	80	—

Common Shares
Balance at beginning of year	733	349
Common shares issued, net	5	2
Balance at end of period	738	351

Additional Paid-in Capital
Balance at beginning of year	1,595,440	1,560,291
Cumulative effect of change in accounting for unearned stock grant compensation	(9,646)	—
Series A non-cumulative preferred shares issued	193,378	—
Common shares issued	160	1,127
Exercise of stock options	12,152	3,710
Common shares retired	(647)	(838)
Amortization of share-based compensation	3,299	—
Other	274	198
Balance at end of period	1,794,410	1,564,488

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,646)	(9,879)
Cumulative effect of change in accounting for unearned stock grant compensation	9,646	—
Restricted common shares issued	—	—
Deferred compensation expense recognized	—	1,985
Balance at end of period	—	(7,894)

Retained Earnings
Balance at beginning of year	901,348	644,862
Dividends declared on preferred shares	(2,667)	—
Net income	132,290	115,892
Balance at end of period	1,030,971	760,754

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	(7,348)	45,910
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(67,032)	(74,772)
Foreign currency translation adjustments, net of deferred income tax	(2,265)	(346)
Balance at end of period	(76,645)	(29,208)

Total Shareholders’ Equity	$2,749,554	$2,288,864

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2006	2005
Comprehensive Income
Net income	$132,290	$115,892
Other comprehensive income (loss), net of deferred income tax
Unrealized decline in value of investments:
Unrealized holding losses arising during period	(67,987)	(75,341)
Reclassification of net realized losses, net of income taxes, included in net income	955	569
Foreign currency translation adjustments	(2,265)	(346)
Other comprehensive loss	(69,297)	(75,118)
Comprehensive Income	$62,993	$40,774

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2006	2005
Operating Activities
Net income	$132,290	$115,892
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses	783	426
Share-based compensation	3,299	2,095
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	256,469	250,323
Unearned premiums, net of prepaid reinsurance premiums	113,179	103,071
Premiums receivable	(200,073)	(122,096)
Deferred acquisition costs, net	(10,134)	(19,429)
Funds held by reinsureds	35,771	19,927
Reinsurance balances payable	76,441	(20,032)
Accrued investment income	2,260	185
Paid losses and loss adjustment expenses recoverable	17,145	(2,861)
Deferred income tax assets, net	(7,352)	3,646
Deposit accounting liabilities	6,542	4,180
Other liabilities	22,460	7,155
Other items, net	(25,902)	(14,642)
Net Cash Provided By Operating Activities	423,178	327,840

Investing Activities
Purchases of fixed maturity investments	(4,330,266)	(938,227)
Proceeds from sales of fixed maturity investments	4,121,591	548,030
Proceeds from redemptions and maturities of fixed maturity investments	83,394	74,943
Net (purchases) sales of other investments	(27,237)	1,786
Net purchases of short-term investments	(444,527)	(39,102)
Change in securities lending collateral	10,429	—
Purchases of furniture, equipment and other	(4,602)	(3,020)
Net Cash Used For Investing Activities	(591,218)	(355,590)

Financing Activities
Proceeds from common shares issued, net of repurchases	8,690	2,125
Net proceeds from preferred shares issued	193,527	—
Change in securities lending collateral	(10,429)	—
Excess tax benefits from share-based compensation	2,450	—
Net Cash Provided By Financing Activities	194,238	2,125

Effects of exchange rate changes on foreign currency cash	(769)	(704)

Increase (decrease) in cash	25,429	(26,329)
Cash beginning of year	222,477	113,052
Cash end of period	$247,906	$86,723

Income taxes paid, net	$9,591	$15,796
Interest paid	$42	$58
Declaration of preferred dividends to be paid	$2,667	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	(Unaudited)
	Three Months Ended
	March 31,
	2006	2005
Net investment income yield (at amortized cost)
Pre-tax	4.3%	3.4%
After-tax	4.1%	3.2%

	(Unaudited)
	March 31,	December 31,
	2006	2005
Fixed maturities and short-term investments (1)
Average effective duration (in years)	3.0	3.3
Average credit quality (Standard & Poors)	AA+	AA+
Imbedded book yield (2)	4.6%	4.2%

	(Unaudited)
	Three Months Ended
	March 31,
	2006	2005

Annualized operating return on average common equity (3)	22.8%	19.8%

(1)          Includes fixed maturities pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

(2)          Before investment expenses.

(3)          Annualized operating return on average common equity, a non-GAAP measure, equals annualized operating income available to common shareholders divided by average common shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments – insurance and reinsurance – and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines, including: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateralized protection business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, net of related expenses, other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment include dividends on the Company’s series A non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	(Unaudited)
	Three Months Ended
	March 31, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$615,484	$564,668	$1,167,814
Net premiums written	397,254	476,465	873,719

Net premiums earned	$380,254	$381,347	$761,601
Policy-related fee income	937	—	937
Other underwriting-related fee income	467	401	868
Losses and loss adjustment expenses	(248,002)	(220,176)	(468,178)
Acquisition expenses, net	(37,885)	(91,787)	(129,672)
Other operating expenses	(62,076)	(13,252)	(75,328)
Underwriting income	$33,695	$56,533	90,228

Net investment income			80,326
Net realized losses			(3,383)
Other expenses			(7,649)
Interest expense			(5,555)
Net foreign exchange losses			(10,253)
Income before income taxes			143,714
Income tax expense			(11,424)

Net income			132,290
Preferred dividends			(2,667)
Net income available to common shareholders			$129,623

Underwriting Ratios
Loss ratio	65.2%	57.7%	61.5%
Acquisition expense ratio (2)	9.7%	24.1%	16.9%
Other operating expense ratio	16.3%	3.5%	9.9%
Combined ratio	91.2%	85.3%	88.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Three Months Ended
	March 31, 2005
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$506,744	$488,795	$980,692
Net premiums written	322,108	477,693	799,801

Net premiums earned	$321,036	$376,032	$697,068
Policy-related fee income	917	—	917
Other underwriting-related fee income	572	4,623	5,195
Losses and loss adjustment expenses	(206,862)	(218,674)	(425,536)
Acquisition expenses, net	(26,681)	(99,452)	(126,133)
Other operating expenses	(57,287)	(10,916)	(68,203)
Underwriting income	$31,695	$51,613	83,308

Net investment income			49,916
Net realized gains			461
Other expenses			(5,972)
Interest expense			(5,636)
Net foreign exchange gains			3,237
Income before income taxes			125,314
Income tax expense			(9,422)

Net income			115,892
Preferred dividends			—
Net income available to common shareholders			$115,892

Underwriting Ratios
Loss ratio	64.4%	58.2%	61.0%
Acquisition expense ratio (2)	8.0%	26.4%	18.0%
Other operating expense ratio	17.8%	2.9%	9.8%
Combined ratio	90.2%	87.5%	88.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	March 31,
	2006		2005
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Construction and surety	$80,629	20.3	$62,440	19.4
Property, marine and aviation	68,646	17.3	42,092	13.1
Professional liability	62,454	15.7	46,901	14.6
Programs	60,534	15.2	53,267	16.5
Casualty	50,750	12.8	63,799	19.8
Executive assurance	45,591	11.5	24,017	7.4
Healthcare	18,115	4.6	16,436	5.1
Other	10,535	2.6	13,156	4.1
Total	$397,254	100.0	$322,108	100.0

Net premiums earned
Construction and surety	$66,703	17.5	$50,664	15.8
Property, marine and aviation	62,968	16.6	43,549	13.6
Professional liability	54,045	14.2	46,802	14.5
Programs	57,389	15.1	55,311	17.2
Casualty	62,808	16.5	69,266	21.6
Executive assurance	50,076	13.2	24,635	7.7
Healthcare	16,677	4.4	17,000	5.3
Other	9,588	2.5	13,809	4.3
Total	$380,254	100.0	$321,036	100.0

Net premiums written by client location
United States	$324,465	81.7	$285,924	88.8
Europe	47,580	12.0	27,106	8.4
Other	25,209	6.3	9,078	2.8
Total	$397,254	100.0	$322,108	100.0

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	March 31,
	2006		2005
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$162,988	34.2	$210,869	44.1
Property excluding property catastrophe	106,782	22.4	88,195	18.5
Other specialty	93,264	19.6	91,029	19.1
Property catastrophe	70,336	14.7	44,563	9.3
Marine and aviation	41,352	8.7	30,029	6.3
Other	1,743	0.4	13,008	2.7
Total	$476,465	100.0	$477,693	100.0

Net premiums earned
Casualty	$171,197	44.9	$213,260	56.7
Property excluding property catastrophe	79,620	20.9	57,495	15.3
Other specialty	57,919	15.2	50,754	13.5
Property catastrophe	49,106	12.8	24,761	6.6
Marine and aviation	23,650	6.2	21,991	5.8
Other	(145)	(0.0)	7,771	2.1
Total	$381,347	100.0	$376,032	100.0

Net premiums written
Pro rata	$272,534	57.2	$319,647	66.9
Excess of loss	203,931	42.8	158,046	33.1
Total	$476,465	100.0	$477,693	100.0

Net premiums earned
Pro rata	$295,288	77.4	$277,612	73.8
Excess of loss	86,059	22.6	98,420	26.2
Total	$381,347	100.0	$376,032	100.0

Net premiums written by client location
United States	$277,315	58.2	$259,414	54.3
Europe	127,263	26.7	155,495	32.5
Bermuda	43,839	9.2	27,064	5.7
Canada	9,556	2.0	21,336	4.5
Asia and Pacific	6,389	1.4	5,570	1.2
Other	12,103	2.5	8,814	1.8
Total	$476,465	100.0	$477,693	100.0

Discussion of 2006 First Quarter Performance

The insurance segment had underwriting income of $33.7 million for the 2006 first quarter, compared to $31.7 million for the 2005 first quarter. The combined ratio for the insurance segment was 91.2% for the 2006 first quarter, compared to 90.2% for the 2005 first quarter.

Gross premiums written by the insurance segment were $615.5 million for the 2006 first quarter, compared to $506.7 million for the 2005 first quarter, and ceded premiums written were 35.5% of gross premiums written for the 2006 first quarter, compared to 36.4% for the 2005 first quarter. Net premiums written by the insurance segment were $397.3 million for the 2006 first quarter, compared to $322.1 million for the 2005 first quarter. Roughly half of the growth in net premiums written was generated by the insurance segment’s U.S. operations through increases in the executive assurance, construction and surety, property and program lines, partially offset by a reduction in U.S. primary casualty business. The balance of the growth was generated by the insurance segment’s European and Canadian operations through increases in the professional liability, property and executive assurance lines. Of the $21.6 million increase in executive assurance net premiums written, approximately 40% resulted from adjustments to ceded reinsurance related to prior periods with the balance due, in part, to additional premiums associated with Side A coverage (of which the insurance segment retains a higher percentage than other executive assurance business) and additional premiums from geographic expansion, coverage for non-public entities and runoff policies. Growth in net premiums written in the insurance segment’s program business of $7.3 million resulted, in part, from a lag in the reporting of premiums on one program in the 2005 first quarter which resulted in lower reported gross premiums written, a full quarter contribution from a program which commenced during the 2005 first quarter and rate increases on certain programs. Net premiums earned by the insurance segment were $380.3 million for the 2006 first quarter, compared to $321.0 million for the 2005 first quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 65.2% for the 2006 first quarter, compared to 64.4% for the 2005 first quarter. The loss ratio for the 2006 first quarter reflected estimated net adverse development in prior year loss reserves of $7.9 million, compared to net favorable development of $0.6 million in the 2005 first quarter. The net impact of the change in prior year development was a 2.2 point increase in the 2006 first quarter loss ratio. The net adverse development in the 2006 first quarter reflected an increase in losses incurred of $18.5 million related to Hurricane Wilma and $3.3 million related to the 2005 third quarter hurricanes, partially offset by favorable development in healthcare, construction and surety and program business.

The underwriting expense ratio for the insurance segment was 26.0% in the 2006 first quarter, compared to 25.8% in the 2005 first quarter. The acquisition expense ratio was 9.7% for the 2006 first quarter, compared to 8.0% for the 2005 first quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The increase in the acquisition expense ratio was due, in part, to changes in the mix of business. The insurance segment’s other operating expense ratio was 16.3% for the 2006 first quarter, compared to 17.8% for the 2005 first quarter. The lower ratio in the 2006 first quarter resulted from growth in net premiums earned which was higher than the attendant growth in operating expenses.

The reinsurance segment had underwriting income of $56.5 million for the 2006 first quarter, compared to $51.6 million for the 2005 first quarter. The combined ratio for the reinsurance segment was 85.3% for the 2006 first quarter, compared to 87.5% for the 2005 first quarter.

Gross premiums written by the reinsurance segment were $564.7 million in the 2006 first quarter, compared to $488.8 million for the 2005 first quarter. Ceded premiums written by the reinsurance segment were 15.6% of gross premiums written for the 2006 first quarter, compared to 2.3% for the 2005 first quarter. The higher ceded percentage in the 2006 first quarter resulted from the cession of $82.4 million of business to Flatiron Re Ltd. under a 45% quota-share reinsurance treaty of certain lines of property and marine business underwritten by Arch Reinsurance Ltd. (“Arch Re Bermuda”), the reinsurance segment’s Bermuda operations, for unaffiliated third parties. The quota-share reinsurance treaty with Flatiron Re Ltd. allows the reinsurance segment to participate further in the greatly improved market conditions without significantly increasing its probable maximum loss. The quota-share reinsurance treaty also provides for a profit commission to Arch Re Bermuda based on the underwriting results for the 2006 and 2007 underwriting years on a cumulative basis. Arch Re Bermuda will record such profit commission based on underwriting experience recorded each quarter. As a result, the profit commission arrangement with Flatiron Re Ltd. may increase the volatility of the reinsurance segment’s reported results of operations on both a quarterly and annual basis.

Net premiums written by the reinsurance segment were $476.5 million for the 2006 first quarter, compared to $477.7 million for the 2005 first quarter. Growth in international property and marine lines was offset by a reduction in casualty and other business. The growth in property and marine lines was in response to current market opportunities as prices for catastrophe-exposed property and marine lines have increased significantly in the wake of the 2005 storms. The reduction in casualty business was primarily in response to increased competition for European business. Net premiums earned by the reinsurance segment were $381.3 million for the 2006 first quarter, compared to $376.0 million for the 2005 first quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

Underwriting income for the reinsurance segment in the 2006 first quarter benefited from estimated net favorable development in prior year loss reserves, net of related adjustments, of $1.5 million. Such amount consisted of $20.8 million of favorable development, primarily in other specialty and other short-tail lines, partially offset by $13.1 million related to Hurricane Wilma and $6.2 million related to the 2005 third quarter hurricanes and the European floods. For the 2005 first quarter, underwriting income benefited from estimated net favorable development in prior year loss reserves, net of related adjustments, of $21.7 million.

The loss ratio for the reinsurance segment was 57.7% for the 2006 first quarter, compared to 58.2% for the 2005 first quarter. The reinsurance segment’s losses incurred for the 2006 first quarter included approximately $8.2 million related to U.S. storm activity and $8.1 million related to Cyclone Larry, which impacted Australia in March 2006, compared to losses of $10.0 million for Windstorm Erwin in the 2005 first quarter. The higher level of catastrophic activity in the 2006 first quarter resulted in a 1.6 point increase in the 2006 first quarter loss ratio. As noted above, the 2006 first quarter benefited from estimated net favorable development in prior year loss reserves, net of related adjustments, of $1.5 million. Such amount consisted of an increase to losses incurred of $2.4 million, offset by $3.9 million of reductions in acquisition expenses. Estimated net favorable development in the 2005 first quarter of $21.7 million consisted of a decrease in losses incurred of $24.7 million, offset by an increase to acquisition expenses of $3.0 million. The net impact of the change in estimated net prior year development was a 7.1 point increase in the 2006 first quarter loss ratio. The 2006 first quarter loss ratio also reflected a lower level of claims recorded in property excluding property catastrophe and other short-tail lines of business than in the 2005 first quarter, and changes in the reinsurance segment’s mix of business.

The underwriting expense ratio for the reinsurance segment was 27.6% in the 2006 first quarter, compared to 29.3% in the 2005 first quarter. The acquisition expense ratio for the 2006 first quarter was 24.1%, compared to 26.4% for the 2005 first quarter. The net impact of the change in acquisition expenses related to the estimated net prior year development noted above was a 1.8 point decrease in the 2006 first quarter acquisition expense ratio. The reinsurance segment’s other operating expense ratio was 3.5% for the 2006 first quarter, compared to 2.9% for the 2005 first quarter.

Calculation of Book Value Per Common Share

The following presents the calculation of book value per common share for March 31, 2006 and December 31, 2005. The shares and per share numbers set forth below exclude the effects of 6,073,040 and 5,637,108 stock options and 95,870 and 93,545 restricted stock units outstanding at March 31, 2006 and December 31, 2005, respectively.

	(Unaudited)
	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2006	2005

Total shareholders’ equity	$2,749,554	$2,480,527
Less preferred shareholders’ equity	(200,000)	—
Common shareholders’ equity	$2,549,554	$2,480,527
Common shares outstanding	73,827,467	73,334,870
Book value per common share	$34.53	$33.82